Exhibit 10.42

Execution Version

PURCHASE OPTION AGREEMENT

This PURCHASE OPTION AGREEMENT (including the Exhibits and Schedules hereto, this “Agreement”) is made and entered into this 13th day of August, 2026 (the “Effective Date”), by and between SPACE-EYES, INC., a Delaware corporation (“Buyer”), and KMS SOLUTIONS, LLC, a Virginia limited liability company (“Seller”). Buyer and Seller may collectively be referred to herein as the “Parties”, and each, a “Party”.

RECITALS

A. Buyer desires to enter into this Agreement to have the option to potentially purchase 100% of the equity of Seller, upon the terms and subject to the conditions hereinafter set forth; and

B. Reference is made to that certain Business Combination Agreement dated as of July 30, 2026 (this “BCA”), by and among McKinley Acquisition Corporation, a Cayman Islands exempted company, and Buyer (and the transactions thereunder, the “Business Combination”).

C.  In consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1.

DEFINITIONS

1.1 Definitions. As used in this Agreement and the Exhibits and Schedules delivered pursuant hereto and to the extent incorporated in other Transaction Documents, the following definitions shall apply:

“Affiliate” means, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. With respect to any natural Person, the term Affiliate shall also include any member of said Person’s immediate family, any family limited partnership for said Person and any trust, voting or otherwise, of which said Person is a trustee or of which said Person or any of said Person’s immediate family is a beneficiary. With respect to any trust, the term Affiliate shall also include any beneficiary or trustee of such trust. For purposes of the foregoing, the term “control” and variations thereof means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or legal holiday in connection with which banks in New York, New York are authorized or permitted to close.

“Claims” means any and all claims, demands, Legal Proceedings, Orders, and losses assessed or sustained, including the defense or settlement of any such Claim and the enforcement of all rights under this Agreement.

“Closing” means the consummation of the Acquisition in accordance with the Definitive Agreement (as defined below).

“Consent” means any consent, authorization or approval.

“Governmental Entity” means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Legal Proceedings” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or any other proceedings, in each case by or before a Governmental Entity.

“Order” means any decree, injunction, judgment, order, award, ruling, assessment or writ by a court, administrative agency, other Governmental Entity, arbitrator or arbitration panel.

“Permits” means any material license, franchise, permit, order or approval, pre-manufacturing notices, or other similar authorization issued by a Governmental Entity affecting, or relating in any way to, the business of the Seller as currently conducted.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, estate, unincorporated organization or Governmental Entity.

“Restrictions” means all liens, pledges, encumbrances, security interests, voting trusts, options, warrants, rights of first refusal or other similar encumbrances.

“Subsidiary” of any Person means any other Person (i) of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the capital stock or other equity securities of such other Person, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of, or otherwise control the business and affairs of, such other Person, or (ii) the operations of which are consolidated with such first Person for financial reporting purposes.

“Transaction Documents” means, collectively, this Agreement, the Definitive Agreement, and any other agreements, certificates or instruments delivered in connection with the Acquisition.

1.2 Terms Generally; Certain Rules of Construction. Definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The term “dollars” and “$” means United States Dollars. All references in this Agreement to Sections, Articles, Exhibits and Schedules shall be deemed references to Sections and Articles of, and Exhibits and Schedules to, this Agreement, except as otherwise provided. Unless otherwise expressly provided herein or unless the context shall otherwise require, any references to any contract, instrument or document or to any Law or any specific section or other provision thereof, shall be deemed a reference to the foregoing as amended and supplemented through such time (and, in the case of a Law or specific section or other provision thereof, to any successor of such Law, section or other provision). Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is required to be taken or notice is required to be given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deemed timely if it is taken or given on or before the next Business Day. Unless otherwise expressly provided herein or unless the context shall otherwise require, any provision using a defined term which is based on a specified relationship between one Person and one or more other Persons shall, as of any time, refer only to such Persons who have the specified relationship as of that particular time. Expressions, in any form, regarding the “knowledge of” the Seller with regard to any matter refer to the actual knowledge of the Seller.

Article 2.

THE OPTION

2.1 Right and Option to Purchase. Seller hereby grants to Buyer the right and option (but not the obligation) (the “Option”) to purchase and acquire 100% of the equity of Seller (the “Acquisition”) pursuant to the terms of this Agreement. The Option shall be exercisable in accordance with the provisions of Section 2.2, and, if the Buyer so exercises the Option, the Acquisition shall be consummated pursuant to Article 3.

2.2 Exercise of Option. If the Business Combination pursuant to the BCA has been consummated and the relevant Form S-4 with respect thereto has been declared effective by the U.S. Securities and Exchange Commission, Buyer may exercise its right to purchase at any time prior to 5:00 P.M. New York time on December 31, 2026 (the “Exercise Deadline”). If the Buyer wishes to exercise the Option, it shall deliver a written notice in the form of Appendix 2.2 (the “Exercise Notice”) prior to the Exercise Deadline, together with payment of the Second Deposit in accordance with Section 3.4(b) (the date of such effective delivery, the “Exercise Date”). If the Option is duly exercised prior to the Exercise Deadline, the Buyer shall have forty-five (45) Business Days following the Exercise Date to consummate the Closing. If the Closing has not occurred during such forty-five (45) Business Days period, Seller shall have the right to terminate this Agreement in accordance with Section 8.1(f), without prejudice to any other rights or remedies available to Seller.

2.3 Failure to Exercise. If Buyer does not exercise the Option prior to the Exercise Deadline, the Option shall automatically expire and become null and void, and, for the avoidance of doubt, Seller shall retain the Deposits in accordance with Section 3.4.

2.4 Due Diligence. Seller shall, upon Buyer’s prior written request, give to Buyer’s officers, employees, agents, attorneys, consultants, accountants and lenders (a) copies of all reasonably requested books, contracts, documents and records relating to Seller, and (b) access, in a manner that does not materially interfere with Seller’s business, to certain personnel of Seller, as mutually agreed by Seller in writing, in each case, to the extent required for Buyer’s evaluation of the Acquisition, as well as (i) copies of material settlement and similar agreements regarding any resolved litigation to which the Seller and/or its Affiliates are a party, and (ii) copies of all material correspondence and materials relating to any litigation to which the Seller and/or its Affiliates is a party. Notwithstanding anything to the contrary herein, Seller shall not be required to provide access to or disclose: (w) any information that is subject to attorney-client privilege or attorney work product protection, and the disclosure of which would waive such privilege or protection; (x) competitively sensitive information that Seller reasonably determines should be withheld or redacted prior to the Closing to protect Seller’s business in the event the Acquisition is not consummated; (y) information the disclosure of which, would violate any Law, fiduciary duty, or binding confidentiality obligation owed to any third party; or (z) information the disclosure of which would violate any government contract restriction, security clearance requirement, or facility clearance limitation applicable to Seller or its business. Buyer agrees to retain all information received pursuant to the right granted in this provision on a confidential basis and in accordance with that certain Confidentiality Agreement, dated July 24, 2026, by and among the Parties and McKinley Acquisition Corp. (the “NDA”). For the avoidance of doubt, nothing in this Agreement shall be construed as limiting or restricting Seller’s operation of its business in the ordinary course.

Article 3.

PURCHASE PRICE; CLOSING

3.1 Purchase Price; Rollover.

(a)  Purchase Price. At the Closing, a purchase price (the “Purchase Price”) equal to $42,000,000, $34,000,000 of which shall be payable by the Buyer to the equityholder of Seller (“Equityholder”) in cash by wire transfer in immediately available funds to the account of Equityholder identified by Equityholder to the Buyer in writing prior to the Closing and $8,000,000 of which shall be payable in common stock of Space-Eyes, Inc. or its Affiliate, as mutually agreed to by the Parties (the “Rollover Equity”). The Purchase Price will not be subject to any holdback, escrow, or deferred payment of any kind. The Acquisition will not include any earnout or other contingent consideration.

(b) Rollover Equity. The Rollover Equity will be issued at the Closing and will be fully vested upon issuance, and will be pari passu with the most senior common stock in Space-Eyes, Inc. or its Affiliate. The Rollover Equity will not be subject to repurchase rights or restrictive covenants (other than customary confidentiality obligations) tied to the holding of the Rollover Equity. With respect to the Rollover Equity, Equityholder shall have customary minority protections (e.g., tag-along rights, drag-along protections, anti-dilution and preemptive rights, registration rights and information rights). The Rollover Equity shall be freely transferable by Equityholder to its Affiliates without Buyer’s consent. Buyer will, subject to Seller’s agreement to customary confidentiality and non-use terms, provide Seller with customary due diligence information regarding the Rollover Equity, including Buyer’s post-closing capitalization table, and appropriate representations and warranties with respect to such Rollover Equity in the applicable subscription agreements. The valuation methodology for the Rollover Equity shall be mutually agreed upon by the Parties prior to execution of the definitive acquisition agreement (the “Definitive Agreement”).

3.2 Closing. The Closing of the Acquisition shall occur electronically via email or conference call at such time as is provided under the Definitive Agreement (the date of such Closing, the “Closing Date”). Seller and Buyer shall enter into the Definitive Agreement and Seller and Buyer shall deliver to the other Party such other documents as deemed reasonably necessary or appropriate to consummate the Acquisition.

3.3 Conditions. The Closing of the Acquisition by the Parties will be subject to the satisfaction of customary closing conditions, including:

(a) completion of the Parties’ business, accounting and legal due diligence;

(b) execution of the Definitive Agreement and other mutually satisfactory legal documentation with terms and conditions customary for acquisitions of this kind;

(c) the receipt of any material corporate consents, material governmental consents, and/or material third-party approvals required to be obtained in connection with the Acquisition; and

(d) satisfactory procurement of the R&W Insurance Policy (as defined below), which shall be the Buyer’s sole responsibility to procure and fund pursuant to Section 6.1, but shall not be a condition that can be used by Buyer to delay or terminate the Acquisition, so long as the Parties are using commercially reasonable efforts to procure such R&W Insurance Policy; provided, that in the event that Buyer does so delay or terminate the Acquisition due to failure to procure the R&W Insurance Policy, Seller shall be entitled to retain the Deposits.

3.4 Deposits.

(a) First Deposit. Within two (2) Business Days of Seller delivering to Buyer Public Company Accounting Oversight Board (PCAOB) compliant financial statements of Seller (which the Parties expect to be completed on or around November 1, 2026), Buyer shall pay to Seller $500,000 (the “First Deposit”) in cash by wire transfer in immediately available funds to the account of Seller identified by Seller to Buyer in writing. Buyer’s failure to pay the First Deposit in full when due shall constitute a material breach of this Agreement by Buyer.

(b) Second Deposit. Promptly after Buyer’s delivery of the Exercise Notice, Seller shall notify Buyer of its election for Buyer to either (i) pay to Seller $500,000 in cash by wire transfer in immediately available funds to the account of Seller identified by Seller to Buyer in writing, or (ii) deliver to Seller 50,000 in common shares (subject to adjustments due to stock splits, stock consolidations or other similar transactions) of McKinley Acquisition Corporation (NASDAQ: MKLY) (the “Second Deposit”, together with the First Deposit, the “Deposits”), and Buyer shall pay or deliver, as applicable, the Second Deposit to Seller promptly thereafter. Delivery of the Exercise Notice shall not be deemed effective unless and until Buyer has paid the Second Deposit in full. Buyer’s failure to pay the Second Deposit in full when due shall constitute a material breach of this Agreement by Buyer.

(c) Non-Refundability. Except as explicitly set forth in Section 8.2(c), the Deposits shall be non-refundable and shall be retained by Seller regardless of (i) whether the Acquisition is consummated, (ii) with respect to the First Deposit, whether the Option is exercised, or (iii) whether this Agreement is terminated for any reason whatsoever, including termination by Buyer.

(d) Credit at Closing. If the Acquisition is consummated, the Deposits shall be credited against the cash portion of the Purchase Price payable by Buyer at Closing.

Article 4.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the Effective Date (except where a representation speaks as of a specific date, in which case as of such date), as follows:

4.1 Authorization. Seller has full legal capacity to execute and deliver this Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally or by general equitable principles.

4.2 Consents of Governmental Entities. No Consent, declaration, filing or registration by Seller with any Governmental Entity is required in connection with the execution and delivery by Seller of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller.

4.3 Assets. Seller has or will have as of the Closing Date good and marketable title to all of its assets, free and clear of all Restrictions other than permitted liens.

4.4 No Conflict. Neither the execution, delivery nor performance of this Agreement and any other Transaction Documents to which the Seller is a party, nor the consummation by the Seller of the transactions contemplated hereby and thereby, will conflict with, or result in a breach of, any of the material terms, conditions or provisions of any material contract to which Seller is a party or by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller.

4.5 Brokerage. No broker or finder has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on contracts made by or on behalf of Seller.

4.6 Litigation; Compliance. There is no Claim, pending or to the knowledge of Seller threatened, nor is there any written Order outstanding, against Seller (or any Affiliates) related to Seller, or Seller’s Affiliates or Subsidiaries, which would reasonably be expected to adversely affect the transactions or prevent or materially delay Seller from being able to close the transactions contemplated by this Agreement.

4.7 No Other Representations. The representations and warranties of Seller set forth in this Article 4 are the sole and exclusive representations and warranties of Seller under this Agreement and with respect to Seller and its business, express or implied.

Article 5.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer hereby represents and warrants to Seller, as of the Effective Date (except where a representation speaks as of a specific date, in which case as of such date), as follows:

5.1 Formation. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite power and authority, and all necessary Consents, Orders, licenses and Permits of and from all Governmental Entities, to own and use its assets, and to carry on its business as it is now being conducted.

5.2 Authority; Binding Effect; and Consents. The execution, delivery and performance by Buyer of this Agreement and any other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer. Buyer has all requisite power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. This Agreement and any other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

5.3 Consents of Governmental Entities. Except as set forth on Schedule 5.3, no Consent, declaration, filing or registration by Buyer with any Governmental Entity is required in connection with the execution and delivery by Buyer of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer.

5.4 No Conflict. Neither the execution, delivery nor performance of this Agreement and any other Transaction Documents to which Buyer is a party, nor the consummation by Buyer of the transactions contemplated hereby and thereby, will conflict with, or result in a breach of, any of the terms, conditions or provisions of the articles of incorporation, memorandum and articles of formation, by-laws or any material contract to which Buyer is a party or by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer.

5.5 Brokerage. No broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on contracts made by or on behalf of Buyer.

5.6 Litigation; Compliance. There is no Claim, pending or to the knowledge of Buyer threatened, nor is there any written Order outstanding, against Buyer which would reasonably be expected to prevent or materially delay Buyer from being able to close the transactions contemplated by this Agreement.

5.7 Financial Capacity. Buyer has, or upon consummation of the Business Combination will have, sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay the Purchase Price and the Deposits.

5.8 No Other Representations. The representations and warranties of Buyer set forth in this Article 5 are the sole and exclusive representations and warranties of Buyer under this Agreement and with respect to Buyer and its business, express or implied.

Article 6.

OTHER COVENANTS AND AGREEMENTS

6.1 R&W Insurance Policy. Buyer shall procure a buy-side representations and warranties insurance policy (the “R&W Insurance Policy”), which shall be Buyer’s sole and exclusive remedy relating to any and all representations, warranties, pre-closing covenants, and pre-closing taxes made by Seller or its equityholders under the Definitive Agreement. The representations, warranties, pre-closing covenants, and pre-closing taxes of Seller and its equityholders will not survive the Closing. Buyer shall pay all associated brokerage fees, underwriting fees, premiums, taxes, and any retention or deductible under the R&W Insurance Policy. The Definitive Agreement shall contain representations, warranties, covenants and agreements customary for a transaction of this size and type.

6.2 Mutual Covenants. Buyer and Seller shall cooperate with each other with respect to the following:

(a) Satisfaction of Conditions. If the Option is exercised, Seller, on the one hand, and Buyer, on the other, shall use commercially reasonable efforts and act in good faith to cause the satisfaction of the conditions precedent to the obligation of all Parties to consummate the transactions contemplated by this Agreement.

(b) Public Statements. During the period prior to Closing, before Buyer, on the one hand, or Seller, on the other hand, shall release any information concerning this Agreement or the transactions contemplated hereby which is intended for or may result in public dissemination thereof such Party shall furnish drafts of all documents or proposed oral statements to the other party, for comments, and shall not release any such information without the written Consent of the other Party. Nothing contained herein shall prevent any Party hereto from releasing any information to any Governmental Entity if required to do so by Law or in connection with any required regulatory filings; provided that the disclosing Party shall provide the other Party with reasonable advance written notice (to the extent legally permissible) and the opportunity to review and comment on such disclosure.

(c) Confidentiality. The Parties acknowledge that the NDA remains in full force and effect and this Agreement constitutes Evaluation Material (as defined therein).

Article 7.

GOVERNING LAW; DISPUTE RESOLUTION.

7.1 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

7.2 Consent to Jurisdiction. The Parties hereby consent to the exclusive jurisdiction of the Federal District Court for the Southern District of New York and courts of the State of New York located in New York County with respect to any claim, action, suit or other proceeding arising out of or relating to this Agreement and do hereby unconditionally and irrevocably waive any right not to contest venue in said courts or to claim that said courts constitute an inconvenient forum. The Parties also unconditionally and irrevocably waive any right that such Party may have to a trial by a jury in any such action, suit or other proceeding.

7.3 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b) Each of the Parties to this Agreement acknowledges that it has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Article 8.

TERMINATION

8.1 Termination of Agreement. Anything to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated as follows:

(a) Automatic. Automatically, on the Exercise Deadline, if the Buyer has not exercised the Option; provided that such termination shall not affect Seller’s right to retain the Deposits pursuant to Section 3.4;

(b) Agreement. By mutual consent in writing of the Buyer and the Seller.

(c) Buyer Material Breach. By Seller, upon written notice to Buyer, if Buyer shall have materially breached any representation, warranty, covenant or agreement contained in this Agreement, and such breach shall not have been cured within fifteen (15) Business Days after written notice thereof from Seller to Buyer specifying such breach in reasonable detail; provided that Seller shall not have the right to terminate pursuant to this Section 8.1(c) if Seller is then in material breach of this Agreement.

(d) Seller Material Breach. By Buyer, upon written notice to Seller, if Seller shall have materially breached any representation, warranty, covenant or agreement contained in this Agreement, and such breach shall not have been cured within fifteen (15) Business Days after written notice thereof from Buyer to Seller specifying such breach in reasonable detail; provided that Buyer shall not have the right to terminate pursuant to this Section 8.1(d) if Buyer is then in material breach of this Agreement.

(e) Material Change in Terms. By Seller, upon written notice to Buyer, if Buyer proposes or requires terms for the Acquisition or the Definitive Agreement that are materially different from or less favorable to Seller than the terms set forth in this Agreement, including any material reduction in the Purchase Price, any adverse change in the form of consideration, or any change in the structure of the transaction from an equity purchase.

(f) Closing Date. By Seller, if the Closing has not occurred within forty-five (45) Business Days following the Exercise Date; provided that the right to terminate under this Section 8.1(f) shall not be available to Seller if its breach of this Agreement has been the principal cause of the failure of the Closing to occur by such date.

(g) Final Order. By Buyer or Seller in the event of a final, non-appealable order of a court of competent jurisdiction that specifically prohibits the consummation of the Acquisition.

(h) Outside Date. By Buyer or Seller, upon written notice, if the Closing has not occurred by March 10, 2027.

8.2 Effect of Termination. If this Agreement shall be terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the other; provided, however, that (a) any party may pursue any Claim that it may have as a result of a breach by another Party of any covenant under this Agreement, (b) in the event such termination is under any of Sections 8.1(a), 8.1(b), 8.1(c), 8.1(e), or 8.1(f), Seller shall retain any Deposit it has received, (c) in the event such termination is under any of Sections 8.1(d) or 8.1(g), Seller shall refund any Deposit it has received to Buyer, and (d) the obligations of the Parties contained in this Section 8.2, Article 7 and Article 9 hereof shall survive any such termination.

Article 9.

MISCELLANEOUS PROVISIONS

Except as provided otherwise in this Agreement, the following provisions shall apply hereto:

9.1 Amendment and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented only by a written agreement between Buyer and Seller which states that it is a modification of this Agreement.

9.2 Waiver of Compliance. Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be expressly waived in writing by Buyer, on the one hand, and Seller, on the other hand, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by Seller and any Subsidiary or Buyer.

9.3 Expenses. All fees and expenses incurred by each Party in connection with the transactions contemplated by this Agreement shall be borne by the Party incurring such fees and expenses, including all fees of legal counsel, investment bankers and accountants.

9.4 No Waiver of Rights. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

9.5 Notices. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if (i) delivered in person, (ii) sent by registered or certified mail, return receipt requested, postage and fees prepaid, (iii) sent by a national overnight delivery service, return receipt requested, fees prepaid, or (iv) delivered by email to the Parties as follows:

(a) if to Buyer, to:

Space-Eyes, Inc.
1200 Brickell Avenue
Penthouse 2010
Miami, FL 33131
Attention: Capt. Jatin Bains
E-Mail: jatin@space-eyes.com

with copies to (which shall not constitute notice):

Troutman Pepper Locke LLP
400 Berwyn Park Rd
Berwyn, PA 19312
Attention: Thomas Dwyer
E-Mail: thomas.dwyer@troutman.com

or to such other Person or address as Buyer shall furnish to Seller in writing.

if to Seller, to:

KMS Solutions, LLC

205 S Whiting St.

#400

Alexandria, VA 22304

Attention: Sam Malhotra

E-Mail: sam@thinkstrategies.org

with copies (which shall not constitute notice) to:

Holland & Knight LLP

1650 Tysons Boulevard

Suite 1700

Tysons, Virginia 22102

Attention: Adam J. August and Ariel Stevenson

E-Mail: adam.august@hklaw.com and ariel.stevenson@hklaw.com

or to such other address as the Seller shall furnish to the Buyer in writing. Any notice given under this Section 9.5 shall be effective (i) if delivered personally, when delivered, (ii) if delivered overnight by national overnight courier, the end of the next Business Day after deposit with such courier, (iii) if mailed, the third Business Day after mailing; and (iv) if delivered by email, when delivered or if after business hours, the next Business Day. Any of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 9.5. The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

9.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement or any other Transaction Document shall be assigned by either Party to any Person other than an Affiliate without the prior written consent of the other Party; provided that no assignment shall relieve any Party of its obligations hereunder.

9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but shall constitute one and the same instrument. Electronic signatures (i.e., PDF) to this Agreement shall be valid.

9.8 Headings. The headings of the Sections and Articles are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of such Agreement.

9.9 Entire Agreement. This Agreement, the NDA and the Transaction Documents set forth the entire agreement of the parties hereto in respect of the subject matter contained therein, and supersede all prior agreements, whether oral or written, by any officer, employee or representative of any Party hereto with respect to the subject matter hereof.

9.10 Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

9.11 Severability. If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum, extent permitted to preserve the parties’ original intent; failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained therein to the extent that such other provisions are not themselves actually in conflict with any applicable Law.

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COUNTERPART SIGNATURE PAGE – PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

BUYER:

SPACE-EYES, INC.

By:	/s/ Jatinder S. Bains
Name:	Jatinder S. Bains
Title:	Chief Executive Officer

Address:	Space-Eyes, Inc.
1200 Brickell Avenue
Penthouse 2010
Miami, FL 33131

COUNTERPART SIGNATURE PAGE – PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

SELLER:

KMS SOLUTIONS, LLC

By:	/s/ Sam Malhotra
Name:	Sam Malhotra
Title:	Majority Owner and Chairman of the Board

Address:	KMS Solutions, LLC
205 S Whiting St.
#400
Alexandria, VA 22304

ACKNOWLEDGED AND CONSENTED TO:

/s/ Sam Malhotra
Sam Malhotra, Majority Owner and Chairman of the Board

APPENDIX 2.2

EXERCISE NOTICE

Reference is hereby made to that certain Purchase Option Agreement (the “Agreement”), dated as of August 13, 2026, by and between Space-Eyes, Inc. (“Buyer”), and KMS Solutions, LLC (“Seller”). Capitalized terms used but not defined in this Exercise Notice shall have the meanings ascribed thereto in the Agreement.

Pursuant to Section 2.2 of the Agreement, Buyer hereby gives notice to Seller of Buyer’s desire to exercise the Option, and to consummate the Acquisition pursuant to the terms and conditions of the Agreement and the Definitive Agreement to be negotiated and executed by the Parties.

Very truly yours,

SPACE-EYES, INC.

By:
Name:
Title: